                                               -----------------------------
                                                       OMB APPROVAL
                                               -----------------------------
                                               OMB NUMBER          3235-0287
                                               EXPIRES:   SEPTEMBER 30, 1998
                                               ESTIMATED AVERAGE BURDEN
                                               HOURS PER RESPONSE ...... 0.5
                                               -----------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] CHECK BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(B).

(Print or Type Responses)

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

          Dresdner Kleinwort Benson Private Equity Partners LP
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                  75 Wall Street
--------------------------------------------------------------------------------
                                    (Street)

   New York,                          NY                  10005
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

Gardenburger, Inc.  "GBUR"

--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



--------------------------------------------------------------------------------
4.   Statement for Month/Year


          01/02
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5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)

     [ ]  Form filed by One Reporting Person
     [X]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

      Common Stock                    09/30/98       J(1)            40,974       A      (1)     2,445,574       (3)        (3)
------------------------------------------------------------------------------------------------------------------------------------
      Common Stock                    12/28/98       J(1)             9,997       A      (1)     2,445,574       (3)        (3)
------------------------------------------------------------------------------------------------------------------------------------
      Common Stock                    04/09/99       J(1)            51,980       A      (1)     2,445,574       (3)        (3)
------------------------------------------------------------------------------------------------------------------------------------
      Common Stock                    04/03/00       J(1)            75,550       A      (1)     2,445,574       (3)        (3)
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====================================================================================================================================
*    If the Form is filed by more than one reporting person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code   V    (A)   (D)  cisable  Date      Title    Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Common
Warrant             $0.28    01/10/02  J(2)        1          Immed.   01/10/12  Stock    557,981  (2)               (3)       (3)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Common
Convertible Note    $10.16   01/10/02  J(2)       See (2)     Immed.   03/31/05  Stock   1,709,092  (2)              (3)       (3)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

(1) A total of 178,501 shares of common stock, no par value, of Gardenburger, Inc. (the "Common Stock") were issued to by the Issuer to Dresdner Kleinwort Benson Private Equity Partners LP ("DKBPEP") on the dates listed on Table 1 of this Form 4 in lieu of cash interest payments on the Amended and Restated Convertible Senior Subordinated Note (the "Convertible Note").

(2) DKBPEP acquired the Warrant to purchase Common Stock, as partial consideration for an extension in the term on the Convertible Note which was previously reported on the Company's Form 8-K filed on January 17, 2002. Because of an adjustment in the conversion price on the Convertible Note and an increase in principal amount, the number of shares of Common Stock into which the Convertible Note may be converted has increased from 1,213,762 shares of Common Stock, as previously reported, to 1,709,092 shares of Common Stock.

(3) This Statement is being filed by each of the following persons pursuant to Rule 16-a3(j) promulgated by the Securities and Exchange Commission (the "Commission") pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"): (i) DKBPEP, a Delaware limited liability partnership, (ii) Dresdner Kleinwort Capital LLC ("Dresdner LLC"), a Delaware limited liability company, (iii) Kleinwort Benson (USA) Inc., a Delaware corporation, (iv) Dresdner Kleinwort Holdings Inc., a Delaware corporation, (v) Inveresk Stockholders Ltd., a United Kingdom corporation, (vi) Dresdner Kleinwort Wasserstein Limited, a United Kingdom corporation, (vii) Dresdner Kleinwort Wasserstein Group Limited, a United Kingdom corporation, (viii) Dresdner Investments (UK) Limited, a United Kingtom corporation, (ix) Zenon Beteiligungsgesellschaft mbH, a German corporation, (x) Dresdner Bank AG, a German corporation, and (xi) Allianz AG, a German corporation, each referred to herein individually as "Reporting Person" and collectively as the "Reporting Persons." DKBPEP is the direct beneficial owner of the Warrant and the Convertible Note. Dresdner LLC is the sole general partner of DKBPEP, and the remaining Reporting Persons own an indirect controlling interest in Dresdner LLC and, as such, may be deemed indirect beneficial owners of the Warrant and the Convertible Note. Information given with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person assumes liability for the accuracy or completeness of information given by another Reporting Person. By their signature on this Statement, each Reporting Person agrees that this Statement is filed on behalf of such Reporting Person.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

DRESDNER KLEINWORT BENSON PRIVATE EQUITY PARTNERS LP

BY:    Dresdner Kleinwort Capital  LLC, its General Partner


        /s/ Alexander P. Coleman                        February 11, 2002
         ------------------------------------------      -----------------------
        Alexander P. Coleman, Authorized Person         Date
        **Signature of Reporting Person


        /s/ Richard H. Wolf                             February 11, 2002
         ------------------------------------------      -----------------------
        Richard H. Wolf, Authorized Person              Date





BY:    DRESDNER KLEINWORT CAPITAL  LLC


        /s/ Alexander P. Coleman                        February 11, 2002
         ------------------------------------------      -----------------------
        Alexander P. Coleman, Authorized Person         Date



        /s/ Richard H. Wolf                             February 11, 2002
         ------------------------------------------      -----------------------
        Richard H. Wolf Authorized Person               Date
        **Signature of Reporting Person




BY:   KLEINWORT BENSON (USA) INC.


        /s/ Christopher Wright                          February 11, 2002
         ------------------------------------------      -----------------------
        Christopher Wright                              Date
        Managing Partner

        /s/ John Walker                                 February 11, 2002
         ------------------------------------------      -----------------------
         John Walker                                    Date
        Managing Partner

        **Signature of Reporting Person


BY:    DRESDNER KLEINWORT HOLDINGS INC.


        /s/ Christopher Wright                          February 11, 2002
         ------------------------------------------      -----------------------
         Christopher Wright                             Date
          Managing Partner

        /s/ John Walker                                 February 11, 2002
         ------------------------------------------      -----------------------
        John Walker                                     Date
        Managing Partner

        **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


BY:    INVERESK STOCKHOLDERS LTD.


         /s/ P.L. Longcroft                              February 6, 2002
         ------------------------------------------      -----------------------
         P.L. Longcroft                                  Date
         Director

         **Signature of Reporting Person




BY:    DRESDNER KLEINWORT WASSERSTEIN LIMITED


         /s/ S.J. Lowe                                   February 6, 2002
         ------------------------------------------      -----------------------
         S.J. Lowe                                       Date
         Director

         /s/ P.L. Longcroft                              February 6, 2002
         ------------------------------------------      -----------------------
         P.L. Longcroft                                  Date
         Secretary

         **Signature of Reporting Person


BY:    DRESDNER KLEINWORT WASSERSTEIN GROUP LIMITED



         /s/ S.J. Lowe                                   February 6, 2002
         ------------------------------------------      -----------------------
         S.J. Lowe                                       Date
         Director


         /s/ P.L. Longcroft                              February 6, 2002
         ------------------------------------------      -----------------------
         P.L. Longcroft                                  Date
         Director/Secretary

         **Signature of Reporting Person


BY:   DRESDNER INVESTMENTS (UK) Limited



         /s/ S.J. Lowe                                   February 6, 2002
         ------------------------------------------      -----------------------
         S.J. Lowe                                       Date
         Director/Secretary

         **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

BY:  ZENON BETEILIGUNGSGESELLSCHAFT mbH


         /s/ Wolfgang Kolb                               February 7, 2002
         ------------------------------------------      -----------------------
         Wolfgang Kolb                                   Date
         Managing Director

         /s/ Edgar Pirscher                              February 7, 2002
         ------------------------------------------      -----------------------
          Edgar Pirscher                                 Date
          Manager

         **Signature of Reporting Person


BY:  DRESDNER BANK AG


        /s/ Horst Oechsler                              February 7, 2002
         ------------------------------------------      -----------------------
         Horst Oechsler                                 Date
         Managing Director

        /s/ Gert Juergen Mueller                        February 7, 2002
        ------------------------------------------      ------------------------
        Gert Juergen Mueller                            Date
        General Manager

        **Signature of Reporting Person


BY: ALLIANZ AG



         /s/ Matthias Seewald                            February 8, 2002
         ------------------------------------------      -----------------------
         Matthias Seewald                                Date
         Prokurist

         /s/ Dr. Peter Hemeling                          February 8, 2002
         ------------------------------------------      -----------------------
         Dr. Peter Hemeling                              Date
         Prokurist

         **Signature of Reporting Person


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.